Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-204569

Dated October 21, 2015

(To Preliminary Prospectus dated November 5, 2015)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates (file no. 333-204569). Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR or the SEC web site at www.sec.gov.  Alternatively, the issuer, any underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free (866) 928-0928.

To review a filed copy of our current registration statement, click on the following link:

http://www.sec.gov/Archives/edgar/data/1632799/000114420415062931/v421995_f1a.htm

SOLE ELITE 2

Safe Harbor Statement • This presentation contains forward - looking statements that involve significant risks and uncertainties, including those discussed in this presentation and others that can be found in the “Risk Factors” section of the F - 1 of Sole Elite, filed with the SEC on November 5 , 2015 . All statements other than statements of historical facts, included in this presentation regarding our strategy, future operations, future financial position, future net sales, projected expenses, products’ placements, performance and acceptance, prospects and plans and management’s objectives, as well as the growth of the overall market for our products in general and certain products in particular and the relative performance of other market participants are forward - looking statements . These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievement to be materially different from those expressed or implied by the forward - looking statements . • You should not rely upon forward - looking statements as predictions of future events . We cannot assure you that the events and circumstances reflected in the forward - looking statements will be achieved or will occur . Although we believe that the expectations reflected in the forward - looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements . Except as required by law, we undertake no obligation to update publicly any forward - looking statements for any reason after the date hereof or to conform these statements to actual results or to changes in our expectations . 1

Transaction Overview Issuer Sole Elite Group Limited Lead Underwriters and Dawson James Securities, Inc. Type of Offering Initial Public Offering (IPO) of 2 million units each unit consisting of 1 ordinary share and 1 warrant Proposed Offering Amount Range of $11 - 14 million Exchange/Symbol Nasdaq CM/SOLE Issuer’s Counsel Schiff Hardin LLP Auditor Crowe Horwath (HK) CPA Limited Country Cayman Islands/China 2 Joint Bookrunners ViewTrade Securities, Inc.

SOL E ELIT E O VE R VIEW Supplier of Shoe So le s t o T op Lo c al and I n t ern a tional B r ands • Desi g n , p r oduc e and sel l h i gh qu ality spor t sho e soles • T a r g e t f amous a t h l e tic b r an d s a t hom e and ab r oad • A pp r ov ed sup plier o f adi d as G r ou p 1 • Au t hori z ed p r oduce r o f Under A r mour 1) per adidas Gr oup G lobal Fa c to r y Li s t: S ub c ont ra c tor dat e d J anua r y 6, 2015 And M ore… 3

SOL E ELIT E O VE R VIEW Indu s t r y Supply Chain W e typi c a l ly sup ply t o OEM s h o e p r oduce r s who o nw a r d sup ply t o a t h l e tic b r and o wne r s. • Desi g n a n d d ev elopme n t o f p r oduc ts • Speci f y pe r f o r mance and f unc ti ona l ity • Manu f ac t u r e shoe s f o r b r and o wne r s • T ypi c a l ly also man u f ac t u r e sole s o r ot her c ompone n ts • Specia l i s t in sport s sho e soles • App r ov ed and p r e f e r r ed v endor o f se le c t b r and o wne r s and sou g h t ou t b y OEM sho e m anu f actu r e r s f o r ou r e xper t i se • Co n t r i but e t o the desi g n p r oces s o f a sho e sol e e . g. f o r mul a, p r ocess 4 B r a n d O wner O E M Shoe Ma nu f a c t u r e r s Spe c iali s t S o les Su pp lie r s

Sole E li t e Highlig h t s 5

• P r omine n t a thl e tic f oot w e ar sole ma n u f actu r e r ben e fitin g f r om inc r e ase in c ons u me r ’ s c ons u mpt ion a n d p r e f e r e n ces • T ec hni c al ma n u f acturing c o mp e t enc y wit h p r o du ct b r e a d th • St r o n g R&D c ap abilities c r e a ting v a l u e f or c u st o me r s • I n t er na tio n al g r o w th op p ortunities r ep r ese n t significa n t p o t e n tial e x p ansi o n • Moti v a t e d , passio n a t e mana g eme n t t eam • T r a c k r e c o r d of financia l g r owth and p r ofi t ability – Signifi c a n t g r o wt h in k e y ope r a ting m e trics – St r o n g financi a l positi o n s t emmin g f r om he alt h y ma r gins , f r e e c ash fl o w g ene r a tio n , and lo w l e v e r a g e I n v e s tme n t Hig hlig h ts 6

China • Total retail sales for the Chinese sports footwear industry reached RMB63.9 billion (US$10.3 billion) in 2014 driven by the PR C “Nationwide Physical Fitness Program “along with high profile sporting events including the 2008 Beijing Olympics, 2009/10 East Asian Games and the 2011 World University Games US • Total footwear increased in current value by 2% only but sports footwear increased by 9% in 2014 Western Europe • Almost flat in past 5 years with 2014 contracted 0.3% or - 0.8% Compound Annual Growth Rate (CAGR) since 2009 30.4 34 40.3 46.2 52.2 57.3 57.3 60.9 64.8 65.4 67 68.6 77.4 76.1 78.8 73.8 74.5 74.3 0 10 20 30 40 50 60 70 80 90 2009 2010 2011 2012 2013 2014 Retail Value Growth 2009 to 2014 (US$ bn ) China US Western Europe Linear (China) Source: Apparel and Footwear in China – Euromonitor International 2015 Apparel and Footwear in US - Euromonitor International 2015 Apparel and Footwear in Western Europe – Euromonitor International 2015 INDUSTRY OVERVIEW Footwear Industry – US, Western Europe, China 7

• China • Forecast to experience a healthy value Compound Annual Growth Rate (CAGR) of 6% to reach RMB470 billion in 2019 • First time to exceed US and Western Europe • US • Forecast to experience 2% value CAGR in 2019 or US$ 75bn • Western Europe • Forecast to remain flat through to 2019 57.3 61.1 64.8 68.7 72.5 76.3 68.6 69.5 70.8 71.9 73.5 74.9 74.3 73.8 73.6 73.6 73.8 74.2 0 10 20 30 40 50 60 70 80 90 2014 2015 2016 2017 2018 2019 Retail Value Growth 2014 to 2019 Forecast (US$ bn ) China US Western Europe Linear (China) Source: Apparel and Footwear in China – Euromonitor International 2015 Apparel and Footwear in US - Euromonitor International 2015 Apparel and Footwear in Western Europe – Euromonitor International 2015 INDUSTRY OVERVIEW Footwear Industry – US, Western Europe, China 8

INV E S TM ENT HIGH LIGH T S Moti v a t ed , passion a t e mana g eme n t t eam • Man a g e m e n t t eam ha s ov er 4 0 y ea r s o f r el e v a n t bus i nes s e x per ience ac r os s U S , Eu r opean, and Asian m u l t i - n a ti ona l c o m pan i e s , in cludi n g d i r e c t e xper ience in the a thl e t i c f oot w ear sole i nd u s t r y • C E O , Ding S i x i n g , ha s o v er 15 y ea r s of m a n a g e rial e xp e rie nc e in t h e a t h l e tic f o ot w e ar s o le in d us t r y . • 6 y ea r s GM o f Ji n jian g Hu o x i n g Sho e M at erial Co . , L t d ., a m ajor su b sidia r y o f M u lti Spo rts Holdi n g L t d . • P o s ses ses e x t e n si v e in d us t r y a n d m ar k e t k n o wle dg e . St r on g bu sin e s s n e t w or k in a t h l e tic f o o t w ear s o le m ar k e t. • C F O , C la r e nc e Le e, e du c at ed a n d qu ali f ied in t h e UK – Hold s B A ( Hons) Fina nc e with A c c ou n ti n g – U n i v e r sit y o f E a s t Lon d on , UK – M B A , Ma nch e st er B u sines s S ch o o l, UK – F ellow o f C h ar t e r ed C ertified Ac c ou n t a n ts – Ho n g K on g C ertified P ub lic Ac c ou n t a n t • O v e r 2 5 y e a r s o f e xp e rie nc e a n d w or k e d in Asia sin c e 19 9 3. • E x - Big 4 , h a ving h eld v ari o u s fina nc ial lea d e r ship r o l es in US, E u r opea n a n d Asian mu lt i - n a tionals. 9

Ou r P r oduc t s a r e Cha r ac t eri z e d b y Hi g h W o r kman s h ip 10

SOLE ELITE OVERVIEW Our Production Facilities • 2 leased plants ISO (International Organization for Standardization) 9001 certified • 18,600 square meters of production facilities • >1,800 full time employees • Annual production capacity 44 million pairs • 2014 production: 31.4 million pairs. 71% capacity utilization in 2014 (>83.5% as of June 2015) • Amongst one of the largest dual Injection Pylon (IP) production facilities in Jinjiang 11

OU R P R O D U C T S Mi d s o le • M iddle l a y e r . • C or e m a t er ial E V A ( e t h y l e n e vi n yl ac e tat e). • R e s trict s a n d c ont r ol s e x c essi v e f o o t mo t io n . • P r ovi d es c u s hio n in g a n d c o m f o r t . Outs o le • T r e a d e d b o tt o m l ay er w ith d i r ect c o n t act w ith t h e g r o und . • C o r e m at e rial RB ( c om b i n a t ion of art ificial a n d n a t u r al r ub ber) • P r ovi d e s t r ac tio n , sli p r e si st a n ce, w a t e r - r e si st a n t . • R e du ces w ear a n d t ear on mi d sol e . 12 Sho e s o les ma k e up about 25% o f the c o s t of a pair o f s por t s h oes

O U R P R O D U C T S How t h e y a r e p r oduced – Midsoles M i d s o le P ai n t i ng E V A + Ch e mi c als Col or M i xing G r anu l a t i on As s e mbl i ng V ul c aniz i ng - MD - Si ngl e - c o l o r IP - D ua l - c o lor IP M i xing P ai n t i ng Ch e mi c als P r epa r a t i on 13 As s e mbl i ng G r anu l a t i on Singl e IP MD Dua l IP

O U R P R O D U C T S How t h e y a r e p r oduced – Outsoles Rubbe r + Ch e mi c als Col or M i xing Sh e e t i ng D i e - c u t t i ng V u l c anizi ng Outso le Assembl i ng Sh e e t i ng V ul c aniz i ng Sh e e t i ng 14 As s e mbl i ng M i xing D ie - Cu t t i ng

S t r ong R&D capa bil i ties c r e a ting v alue f or cu s t ome r s • Imp r essi v e t eam: Desi g n a n d d ev elopme n t f unc ti o n a t Sol e E l i t e G r ou p c ons i s ts of 4 3 h i gh l y - s k il l ed e m p l o y e e s • V a l u e - ad ded : W o r k a l on g s i d e cu s t ome r s t o ar r i v e a t o p timal m a t e r ia l / che m i c al f o r mulati ons and p r oduc ti o n t e c hn i que s t h a t m e e t desi g n speci f i c a ti ons • P r opri e t a r y f o r mulati on s and t e c hn i ques : 7 P R C p at e n ts ach i ev ed th r ou gh i n v e s tm e n ts in d ev elopme n t – R e c e n t e f f ort s h a v e r esu l t e d in s oles with a dd e d f e a t u r e s ( e xt r a s o ft , lig h t, w e ar r esi s t a n t, l um i n ous et c .) a n d a singl e - s t ep m o l d p r essing t e chn iq u e f o r p r od uc ing t h e mi d s o le a n d outso le t o g e t h e r . • Ded i c at ed t o i nn o v a ti on : Co n ti nuo us e f f o r t t o l ev e r age c r e a tivit y and i nn o v a ti o n in serv i cing cu s t ome r s R & D S p end 4.2 5.2 8.1 10 8 6 4 2 0 2 0 12 2 0 13 2 0 14 RMB ( ’ m) C A GR: 3 8 .7% 15

WHY S O L E E LI T E O ur St r e n g ths E ffi c ie n t P r o du cti o n P r oc ess • Ma s t er e x per ti s e f o r p r oduc i n g h i gh per f o r mance soles • M i n i m al del i v ery t i m e ( g en e r a l ly ab l e t o d e l i v er p r oduc ts 2 0 d a y s f r om r e c ei p t o f sho e sole molds f r om cu s t ome r s) 16

WHY S O L E E LI T E O ur St r e n g ths Awa r d Wi nni ng D es i gn P a t e n ts f or I n t egral l y Molded Rubber Ins ole Li t e* 17 * L i - N ing t r a d e mark u t ili z ing S o le E lite P RC pat e nt e d EM S / E M s o l e s

OU R CU S T O M E R S Sales t o I n t er n a tional v s. Dom e s tic B r an ds 4 6.4 5 1.2 53.6 48 .8 6 mth 2 0 1 5 2 0 14 0% 2 0% 4 0% 6 0% 8 0% 1 0 0% In t e r n at i o nal D o m e s tic 18

OU R CU S T O M E R S Sal e s t o T op 10 B r ands 201 2 - 2 01 4 ( RMB ’ m ) T o p 3 occupied b y dome s tic pl a y e r s ( 5 2% o f t o t al sales) 4 th t o 1 0 th occu p ied by i n t e r n a tional b r a n ds w i th a d id a s the l e a d i n g b r a n d a n d U n d er Armo ur a p r o m i s i n g n ew a d d i t i o n i n 2014 201 4 201 3 2012 134 120 111 95 93 51 50 48 12 10 9 86 83 80 66 83 - - 43 - - 3 69 69 19 63 51 37 37 - - 20 40 60 80 100 120 140 160 H o n gx i ng E r k e 361 De g r e e L i N i n g a d i d as B S G ( K i n e t e x ) S p e n c o Un d e r Arm o u r UN I Q L O S k e tc h e rs Em p or i o Arma n i 19

OU R CU S T O M E R S Sal e s t o T op 10 B r ands 201 2 - 2 01 4 ( RMB ’ m ) 95 93 51 50 48 12 10 9 86 83 80 66 83 - - 43 - - 3 69 69 19 63 51 37 37 - - 20 40 60 80 100 H o n gx i ng E r k e 361 De g r e e L i N i n g a d i d as B S G ( K i n e t e x ) S p e n c o Un d e r Arm u o r UN I Q L O S k e tc h e rs Em p or i o Arma n i 201 4 201 3 2012 134 120 111 120 140 160 57% 43% 38% 44% T o p 4 pl a y e r s e xhibi t i ng i mp r e ssi ve g r ow t h i n 2014 20 F o r t h e s ix m o n t h s e nd ed J un e 30, 2 0 1 5 : T o p 4 cus t ome r s w e r e a d id a s G r ou p a t 1 9 . 7%, 3 61 Deg r ee a t 1 7 .6% , L i N ing a t 1 6 .1% a n d U nd er Ar m ou r a t 1 5 . 1 % of o v e r all sales

FINANCIAL HIGHLIGHTS 21

FINANCIAL HIGHLIGHTS Strong Historical Financial Performance Revenue up 38.5% CAGR and Gross Margin up 160 basis points ( bp ) from FY’12 to FY’14 Net Margin up 184 basis points from FY’12 to 25.28% in 2014 368 521 705 0 100 200 300 400 500 600 700 800 2012 2013 2014 Revenue Gross Margin Revenue RMB (‘ m ) 35.9% 36.8% 37.5% 0% 30% 31% 32% 33% 35% 37% 34% Gross Margin (%) 36% 22

FIN A NCIAL HI G HLI G H T S W el l mana g e d w orking capi t al 2 3.9 2 2.8 18 28 .0 30 2 2.5 9.3 8 0.1 70 60 50 4 5.4 4 0.2 0 10 20 40 80 90 2 0 12 2 0 13 In v e n tor y D a ys 2 0 1 4 AR, I n v e n t o r y an d AP d a y s out s t a nd ing AP Days AR D ays 23

FINANCIAL HIGHLIGHTS Track record of financial growth and profitability • Significant growth in key operating metrics 18.8 24.9 31.4 0 10 20 30 40 2012 2013 2014 Pairs (‘m) Production 367.8 521.2 705.0 0 200 400 600 800 2012 2013 2014 RMB (‘ m ) Revenues CAGR: 38.4% 124.1 181.5 249.1 0 100 200 300 2012 2013 2014 RMB (‘ m ) EBITDA* CAGR: 29.4 % CAGR: 41.7% 24 *earnings before interest, taxes, depreciation and amortization

FINA NC I AL HIGH LIGH T S T r ack r e co r d of fina n cia l g r owth and p r ofi t ability • St r on g fi n a nci al pos iti o n s t e m ming f r om hea l t h y ma r g i ns , f r ee c ash f l o w g ene r a ti on , and l o w l ev e r a g e Up 15 8 bp Up 16 0 bp 38 3 7 .5 37 3 6 . 5 3 5.9 36 3 5 .5 35 3 6.8 3 7.5% % <0.1 1 x la s t 3 FY 2 0 12 2 0 13 2 0 14 E B IT D A l e ss C A PE X ('m) G r oss ma rg ins ( %) 33.7 3 4.8 3 5.3 36 3 5 .5 35 3 4 .5 34 3 3 .5 33 2 0 12 2 0 13 2 0 14 EBIT D A ma rg in ( %) 113.1 1 7 2.1 2 4 6.2 3 0 0 2 5 0 2 0 0 1 5 0 1 0 0 50 0 2 0 12 2 0 13 2 0 14 RMB ( ‘ m) 0.1 1 25 0.0 8 0.0 5 0 0. 02 0. 04 0. 06 0. 08 0.1 0. 12 2 0 12 2 0 13 2 0 14 D ebt t o EBIT D A C A G R: 47. 5%

• Target: US$11 - 14m • Increase annual production capacity by 50% (22m pairs) • Increase focus on international brands such as adidas and UA while developing new channels for international brands Use of Proceeds Underwriting fee 9% IPO expenses 16% Additional Production Equipment 75% 26

FIN A NCIAL HI G HLI G H T S Compa n y Structu r e Sol e E l i t e G r ou p Li mi t ed (C a yman I s l and s) M a x R e g al H o l ding s L i m i t ed ( H on g K on g ) Jinj i ang Y i h en g Sho e s M a t er i al Co. , Lt d. ( P R C) 100% 27 100%

59 Boa r d of Di r ec t o r s/ Principa l Sh a r eh o ld e r s S ixing Ding, Chi e f E x e cuti v e O f fi c e r M r . S i x i n g Din g ha s bee n o u r c h a i r m an a n d c h ief e xecu t i ve of fi ce r s i n ce F e b r u a ry 2 0 1 5 . M r . Din g fo u n d ed Y i he n g an d ha s be e n Yi h en g ’s Gen e r al M a n a ge r s i n ce 2 0 0 6 . P ri o r t o 2 0 0 6 , M r . Din g w o r ked i n J inj i a n g H u o x i n g Sh o e M a te ri a l C o . , L t d . ( “H u o x i n g” ) fo r 6 y e ars as General M anag e r . Zh ume i Ma, D ir e c t or Ms . Zhu m ei M a ha s b een a d irec t o r s i n ce o u r i n c o r p o ra t i o n i n Decemb e r 2014 . Ms . M a ha s s e r ved a s a ss i st a n t g ene r al m a n a ge r o f Yi h eng s inc e 2006 . M s . M a i s t h e s p o u s e o f M r . Din g an d i s t h e s h areh o ld er o f Green Ray T ra d in g Li m i t ed Hel e n Hsu, D ir e c t or Ms . He l en Hsu ha s bee n a d irec t o r s i n ce F eb r u a ry 2015 . Ms . Hsu h as o v er 20 ye a r s ’ exp e r i ence i n a c c o u nt i ng . Ms . Hsu g r a d u a t ed f r o m Th e Ch i nes e U ni v er s i t y o f H on g Ko n g wi t h a b a chel o r d e g ree i n b us i n ess a d m i n i str a t i o n . Ms . Hsu ha d bee n w o rk i n g wi t h E r n s t & Yo u ng fo r 18 y e a rs an d was a p a rt ne r o f E r n s t & Yo u n g bef o re s h e r e t i r ed f r o m t h e fi r m i n F ebr u a ry 2 01 1 . Ms . Hs u i s a l s o a n i n depend e n t di rec t o r o f S G OC O Gr ou p , L t d . , t h e s ha res o f wh i ch are l i st ed o n t h e NAS D AQ S t o ck M a rke t . Wil l iam J . Sh a rp, D ir e c t or M r . W i l l i am Sh a rp ha s bee n a d i rec t o r s i n ce M a rch 20 1 5 . S i n ce 2001 , M r . Sha r p ha s s erv e d a s Pr es i den t o f Gl o b a l I nd ust r i al Con s ul t i n g , a c o n s ul t i n g fir m . F r o m 19 6 4 t o 20 0 0 , M r . Sha r p se rv e d a t G oo d ye a r T i re an d Ru b b e r C ompan y i n v a r i o u s c a p a c i t i e s , includin g P res i d e n t of t h e N o r t h A m e ri c an T i re d i v i s i o n , Pr es i den t o f t h e Gl o b al Su p p o rt O p e r a t i o n s an d Pres i d ent o f i t s Euro p e, M id d le Ea s t an d Af r i c a di vi s i o n . M r . Sha rp i s a l s o a d i rec t o r o f Xi n gd a I n te r na t i o n al H o l din g s Li m i te d , C hin a Z en i x Au t o I n te r na t i ona l Li m i t e d , a n d F erro C o r p . M r . Sha rp received a B . S . f r o m Ohi o S t a t e U ni ver s i t y . Jin Y e , Dire c t or Ms . J i n Ye ha s b e en a d i rec t o r s i n ce M a rch 20 1 5 . Ms . Y e ha s o v e r 1 0 y e a r s ’ ex p e r i e n c e i n le g al aff a ir s . S i n ce 2 0 1 4 , Ms . Ye h as bee n an a tt o r n e y w i t h t h e Lon g an la w f i rm i n Shan g hai . Ms . Ye pr o vides le g al c o u nse l t o a n u mb e r o f la r g e an d m ed i u m - s ized e n t e r p r i s es wi t h a c t ivi t ies ra ng i n g f r o m c o mp ut er ne t w o rk, fo o d , m ed i c ine , c o n st r u ct i o n an d real es t a t e . 28

SUMMA R Y • W e a r e s t r a t eg i c a l ly l o c a t ed a n d un i qu ely p o s i t i on ed as a s o l e s p eci a l i s t. • W e a r e t h e P R O C ESS EX P E R TS in ma nu f a c t u r i n g h i g h p e r f o r m a n ce HIGH Q U ALITY s o les w i t h i ntr i c a t e d esig n s a n d w e d o t h a t with P R E CISI O N a n d ex qu i s i t e CRAFTMANSHI P . • I M P R E SSIVE G R O WT H a n d MA R G I N S ( rev en u es with 38. 4 % C A GR s in ce F Y ’ 1 2 t o FY ‘ 1 4; 37.5% G r o s s M a r g i n in F Y ’ 1 4). • With n e w p r o ceeds , w e e x pect t o I NC R E ASE C A P A CIT Y a n d g ene r a t e s t r o n g r ev en u e g r ow th . 29

Th a n k Y ou 39

Appen dix 31

Appe n dix P r ofit and Loss 32 So l e E l ite G roup Lim i ted and Sub s idiaries Statement of Profit and Lo s s Period ended 30.06.2015 Period ended 30.06.2015 Period ended 30.06.2014 Y ea r e nd e d 31 . 12 . 201 4 Year ended 31.12.2013 Year ended 31.12.2012 USD RMB USD USD USD USD @6.2000 @6.2000 @ 6 . 200 0 @6.2000 @6.2000 Re v enue 61,241,855 379,699,498 55,156,081 113,702,067 84,070,514 59,324,322 Co s t of s ales (37,039,321) (229,643,788) (34,481,435) (71,114,751) (53,154,701) (38,036,175) G ro s s prof i t 24,202,534 150,055,710 20,674,646 42,587,316 30,915,813 21,288,147 O ther in c o m e and gains 27,767 172,158 45,233 57,885 50,169 26,393 Selling and di s tr i but i o n e x pen s es (279,285) (1,731,564) (229,979) (469,773) (457,433) (135,724) Ad m ini s trat i v e e x pen s es (1,833,215) (11,365,931) (1,244,339) (2,641,513) (1,865,576) (1,674,592) No n - operat i ng e x pen s es - - - - - (3,217) F i nan c e c o s ts (22,083) (136,913) (81,138) (139,779) (168,520) (203,962) Prof i t before ta x at i on 22,095,718 136,993,460 19,164,423 39,394,136 28,474,453 19,297,045 Inco m e tax e x pen s e (6,127,599) (37,991,116) (5,224,253) (10,655,445) (7,747,827) (5,389,403) Profit attributable to shareholders 15,968,119 99,002,344 13,940,170 28,738,691 20,726,626 13,907,642

Appe n dix Balance She e t Sol e E l i t e G r ou p L i mi t ed and Su b s i d i aries Bal a nc e she e t as of 30.6.2015 30.6.2015 30.6.2014 30.12.2014 30.12.2013 30.12.2012 USD RMB USD USD USD USD Non - current assets @ 6 . 200 0 @ 6.2000 @ 6.2000 @ 6.2000 @ 6.2000 Propert y , plant and equip m ent 4,523,800 28,047,560 4,815,018 4,702,382 5,015,687 4,198,906 D eferred offering co s ts 626,344 3,883,335 - 236,727 - - Depo s its for propert y , plant and equip m ent - - - - - 291,995 5,150,144 31,930,895 4,815,018 4,939,109 5,015,687 4,490,901 Cur r ent assets In v entories 3,359,099 20,826,413 2,274,078 1,809,631 3,275,070 2,913,524 T rade re c ei v ables 27,691,135 171,685,037 14,565,587 12,524,814 10,452,433 13,023,794 Prepaid e x pen s es 353,752 2,193,264 338,849 301,827 242,215 242,215 Ca s h and bank balan c es 23,040,636 142,851,941 16,877,346 17,704,620 20,467,743 7,858,076 54,444,622 337,556,655 34,055,860 32,340,892 34,437,461 24,037,609 Cur r ent liabilities T rade pa y ables 10,480,547 64,979,389 4,727,335 3,501,572 3,315,284 2,487,718 Ac c rued liabilit i es and other pa y ables 3,695,514 22,912,186 3,340,245 3,351,323 3,043,893 2,157,881 A m ount due to a dire c tor 962,339 5,966,505 - 236,727 - - Intere st - beari n g bank borro w ings - - 1,451,613 1,842,742 2,258,065 2,258,065 In c o m e tax pa y able 3,564,722 22,101,276 3,097,651 3,424,113 2,508,430 1,927,221 18,703,122 115,959,356 12,616,844 12,356,477 11,125,672 8,830,885 Net current assets 35,741,500 221,597,299 21,439,016 19,984,415 23,311,789 15,206,724 Net assets 40,891,644 253,528,194 26,254,034 24,923,524 28,327,476 19,69 7 3 , 6 3 25